===============================================================================

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [_]

     Check the appropriate box:
     [_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                                   Commission Only (as Permitted
                                                   by Rule 14a-6 (e)(2))

     [X] Definitive Proxy Statement
     [_] Definitive Additional Materials
     [_] Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12




                          IPC INFORMATION SYSTEMS, INC.
                ================================================
                (Name of Registrant as Specified in Its Charter)


      ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:
[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

================================================================================

[LOGO]


                          IPC INFORMATION SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 14, 1997

TO THE STOCKHOLDERS OF
IPC INFORMATION SYSTEMS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IPC Information Systems, Inc. (the "Company" or "IPC"), a Delaware corporation, will be held on Friday, February 14, 1997 at 10:00 a.m. local time at Chase Manhattan Bank, 270 Park Avenue (at 47th Street), 11th Floor Conference Center, New York, New York, for the following purposes:

     1. To elect two (2) directors to fill vacancies within Class III of the classification of directors and to serve until the annual meeting in the year 2000 and until their successors shall be duly elected and qualified.

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending September 30, 1997.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management of IPC is not aware of any other matters which may properly come before the Annual Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 20, 1996 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE ANNUAL MEETING. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING AT ANY TIME PRIOR TO OR AT THE ANNUAL MEETING.

                                 By Order of the Board of Directors

                                 Daniel Utevsky
                                 Vice President,
                                 General Counsel and Corporate Secretary

New York, New York
January 24, 1997

                          IPC Information Systems, Inc.
                                Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                                  212-825-9060

                                -----------------
                                 PROXY STATEMENT
                                -----------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 14, 1997
                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of IPC Information Systems, Inc. (the "Company" or "IPC") for use at the Annual Meeting of Stockholders to be held on Friday, February 14, 1997 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth therein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Chase Manhattan Bank, 270 Park Avenue (at 47th Street), 11th Floor Conference Center, New York, New York.

     The proxy solicitation materials were mailed on or about January 24, 1997 to all stockholders entitled to vote at the Annual Meeting. All properly executed proxies received in time for the Annual Meeting and not revoked will be voted as specified. If no instructions are specified, the proxy will be voted FOR each of the proposals set forth in the accompanying Notice of Annual Meeting.

Record Date and Share Ownership

     Only stockholders of record at the close of business on December 20, 1996 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the Record Date, 10,650,838 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 94 stockholders. Each stockholder is entitled to one vote for each share held. No shares of the Company's Preferred Stock were outstanding. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending and voting at the Annual Meeting or any adjournment or postponement thereof, if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Voting and Solicitation

     The required quorum for the Annual Meeting, which must be represented in person or by proxy, is a majority of the outstanding shares of Common Stock on the Record Date. All votes will be tabulated by the inspectors of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes are not counted for any purpose. The vote required for each proposal is set forth in the discussion of such proposal.

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to banks, brokerage firms, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     By Management. The following table sets forth certain information, as of December 20, 1996, with respect to the beneficial ownership of the Company's Common Stock by: (i) each director and nominee; (ii) each of the named executive officers; and (iii) all executive officers and directors as a group. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.


                                    Amount & Nature of            Approximate
     Name of Beneficial Owner       Beneficial Ownership(1)  Percent of Class(2)
     ------------------------       --------------------     ----------------
     Richard P. Kleinknecht               2,899,405 (3)                27.22%
     Peter J. Kleinknecht                 2,899,205 (4)                27.22%
     Terry Clontz                            20,667 (5)                 *
     Theodore J. Johnson                      5,000                     *
     Robert J. McInerney                      4,500                     *
     Peter M. Stein                           1,000                     *
     Jeffrey M. Gill                         96,714 (6)                 *
     Russell G. Kleinknecht                  67,906 (7)                 *

     All executive officers and
     directors as a group (14 persons)    6,089,925 (8)                56.91%
     ---------------------------------

     *     Less than 1%

     (1) Based upon information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
     (2) Percentage of ownership is based on 10,650,838 shares of Common Stock outstanding on December 20, 1996, except that the percentage ownership of the group is based on 10,700,835 shares, including as outstanding all shares issuable upon exercise of stock options which may be exercised within 60 days of December 20, 1996.
     (3) Includes 2,552,273 shares directly owned by Richard P. Kleinknecht and 347,132 shares beneficially owned as follows: (i) 298,075 in a trust for his minor child; (ii) 2,200 as custodian for his minor child and (iii) 46,857 pursuant to an irrevocable proxy given by Jeffrey M. Gill. Excludes 600,850 shares owned by Mr. Kleinknecht's major children for which he disclaims beneficial ownership.
     (4) Includes 1,952,273 shares directly owned by Peter J. Kleinknecht and 946,932 shares beneficially owned as follows: (i) 300,000 shares in his Grantor Retained Annuity Trust; (ii) 300,000 shares in his wife's Grantor Retained Annuity Trust; (iii) 300,075 as custodian for his minor child; and (iv) 46,857 pursuant to an irrevocable proxy given by Jeffrey M. Gill. Excludes 600,150 shares owned by Peter Kleinknecht's major children for which he disclaims beneficial ownership.
     (5) Includes options to purchase 16,667 shares exercisable within 60 days of Dec. 20, 1996.
     (6) Mr. Gill executed documents empowering Richard P. and Peter J. Kleinknecht to control the voting of shares issued to him pursuant to and for the term of his employment agreement.
     (7) Includes options to purchase 21,332 shares exercisable within 60 days of Dec. 20, 1996.
     (8) Includes options to purchase 49,997 shares exercisable within 60 days of Dec. 20, 1996.

     By Others. Except as set forth in the previous section and in the table below, the Company is not aware of any beneficial owner of more than 5% of the Company's Common Stock as of December 20, 1996.

     Name and Address                Amount and Nature of         Approximate
     of Beneficial Owner             Beneficial Ownership    Percent of Class(1)
     -------------------             --------------------    ----------------
     FMR Corp.                             1,090,400(2)                10.24%
     82 Devonshire St.
     Boston, MA 02109

     State of Wisconsin
        Investment Board                     570,800(3)                 5.36%
     P. O. Box 7842
     Madison, WI 53707
     -----------------

     (1) Percentage of ownership is based on 10,650,838 shares of Common Stock outstanding on December 20, 1996.
     (2) Based on information in a Schedule 13G, dated December 9, 1996. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, and is the beneficial owner of 979,100 shares or 9.19% of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 831,100 shares or 7.80% of the Common Stock outstanding. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3 (a) (6) of the Securities Exchange Act of 1934, as amended, is the beneficial owner of 111,300 shares or 1.04% of the Common Stock outstanding as a result of its serving as investment manager of the institutional accounts.
     (3) Based on information in a Schedule 13G, dated February 1996. The State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each class consisting, as near as may be possible, of one-third of the total number of directors. The term of directors serving in Class I (Richard P. Kleinknecht and Peter J. Kleinknecht) expires in 1998; in Class II (Theodore J. Johnson and Terry Clontz), the term expires in 1999; and in Class III (Robert J. McInerney and Peter M. Stein), the term expires in 1997. Each director serves for an initial term ending on the date of the annual meeting of stockholders occurring in the aforementioned years, or his earlier death, resignation or removal. Directors elected at the annual meetings of stockholders in 1997, 1998 and 1999 and thereafter, shall serve for a term ending on the date of the third annual meeting following the annual meeting at which the director is elected, or his earlier death, resignation or removal.

     In the event of a vacancy on the Board of Directors, the Restated Certificate of Incorporation permits the remaining members of the Board of Directors to fill such vacancy, and the director selected shall hold office until the next annual election and until such director's successor is elected and qualified, or until his earlier death, resignation or removal.

     The nominees for election include the members of Class III who, if elected at the Annual Meeting, would each serve until the annual meeting to be held in 2000 and until their successors are elected and qualified, or until their earlier death, resignation or removal. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named below. If prior to the Annual Meeting either of the nominees should become unavailable for election, an event which is not now anticipated by the Board, the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders may not vote their shares cumulatively in the election of directors. Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.



                                                              Director
Name                           Age (1)    Position            Since       Class
----                           ---        --------            -----       -----

Richard P. Kleinknecht         58         Chairman            1991           I
                                          and Director
Peter J. Kleinknecht           51         Vice Chairman       1991           I
                                          and Director
Terry Clontz                   46         CEO and President   1995          II
                                          and Director
Theodore J. Johnson (2) (3)    55         Director            1994          II
Robert J. McInerney (2) (3)    51         Director            1994          III
Peter M. Stein (2) (3)         46         Director            1994          III


--------------------
(1) As of December 20, 1996.
(2) Member of the Audit Committee
(3) Member of the Compensation Committee

Nominees for Election to a Three-Year Term Expiring at the 2000 Annual
----------------------------------------------------------------------
Meeting - Class III
-------------------

ROBERT J. McINERNEY
     Robert J. McInerney has been employed as Executive Vice President of United Capital Corporation, a multi-national holding corporation and parent to Dorne & Margolin, Ancom Corporation, Metex Corporation and AFP Corporation, since 1995. Prior to joining United Capital Corporation, Mr. McInerney was employed by Arrow Electronics, Inc., the largest electronic component distributor in the world, since 1981 and served as President of Arrow's Commercial Systems Group since 1988.

PETER M. STEIN
     Peter M. Stein has been a partner with the law firm of Epstein Becker & Green since July 1986, having joined the firm in January 1984. Mr. Stein is presently the Managing Partner of the firm's Stamford, Connecticut office. Prior to joining Epstein Becker & Green, Mr. Stein was employed as Manager of Labor Relations for U.S. Industries, Inc. from 1981 to 1984 and Associate General Counsel for Health Industries, Inc. from 1975 to 1981.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.
------------------------------------------------------------------------

Directors Continuing in Office until the 1998 Annual Meeting - Class I:
----------------------------------------------------------------------
RICHARD P. KLEINKNECHT
     Richard P. Kleinknecht has served as Chairman, and a Director of the Company since its acquisition from Contel Corporation in October 1991 (the "Acquisition"). Prior to the appointment of Mr. Clontz on December 3, 1995, Mr. Kleinknecht also served as Chief Executive Officer of the Company. His current responsibilities include presiding at meetings of the Board of Directors and Stockholders and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as Chairman of various companies which he and his brother, Peter, jointly own or control (collectively, the "Kleinknecht Organization") since 1968 and has worked for the Kleinknecht Organization since 1960.

PETER J. KLEINKNECHT
     Peter J. Kleinknecht has served as Vice Chairman of the Company since May 1994 and a Director of the Company since the Acquisition. Prior to the appointment of Mr. Clontz on December 3, 1995, Mr. Kleinknecht also served as President of the Company. His current responsibilities include presiding at meetings of the Board of Directors and Stockholders (in the absence of the Chairman) and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as President of various companies within the Kleinknecht Organization since 1972 and has been employed by the Kleinknecht Organization since 1969.

Richard P. Kleinknecht and Peter J. Kleinknecht are brothers.

Directors Continuing in Office until the 1999 Annual Meeting - Class II:
-----------------------------------------------------------------------
THEODORE J. JOHNSON
     Theodore J. Johnson has been employed by Morgan Stanley & Co., Incorporated since March 1995, as Managing Director, National Institutional Equity Research Sales Manager. Prior to this date, Mr. Johnson was employed by Kidder, Peabody & Co. Incorporated and served as its Director of Equity Research from 1991 to 1995. Mr. Johnson also served as Kidder, Peabody's National Institutional Equity Sales Manager and a branch manager of Institutional Equity Sales.

TERRY CLONTZ
     Terry Clontz joined the Company in December, 1995 as President and Chief Executive Officer and Director. From 1992 through December, 1995, Mr. Clontz served as President of BellSouth International's Asia/Pacific Region, chairman of BellSouth New Zealand and a director of BellSouth's ventures in Australia, Singapore and the People's Republic of China. Mr. Clontz was employed by BellSouth and its affiliates for a total of 23 years, including 1987 to 1990 as Vice President of International Business Development and 1990 to 1992 as Vice President, Europe Region.

Board Meetings and Committees

     In fiscal 1996, the Company's Board of Directors met in person on six occasions, the Audit Committee met twice and the Compensation Committee met once. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member.

     The Audit Committee reviews with the Company's management and independent auditors the financial statements and internal financial reporting system and controls of the Company, reports to the Board of Directors on the results of its examination and makes recommendations to the Board of Directors regarding the employment of accountants and independent auditors.

     The Compensation Committee oversees the development, implementation and conduct of the Company's employment and personnel practices, including the administration of the Company's compensation and benefit programs. The Compensation Committee also makes recommendations to the Board of Directors concerning executive officers' compensation and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation."

Directors Compensation

     Each member of the Board of Directors who is not an employee of the Company receives an annual retainer of $5,000 contingent upon attending at least 75% of the aggregate total number of meetings of the Board and of each committee of which such director is a member. Additionally, each non-employee director will receive a fee of $2,500 for each Board meeting or committee meeting attended. However, if such director attends more than one meeting in a single day, he will receive a fee of $2,500 for the first meeting attended and a fee of $1,250 for each additional meeting. There are no provisions in the Company's Restated Certificate of Incorporation or Bylaws that have the effect of, nor has the Board adopted any policy that has the effect of, imposing a maximum limitation on the total compensation payable in any year to any director.

Compensation Committee Interlock and Insider Participation

     The Compensation Committee of the Board of Directors consists of Messrs. Johnson, McInerney and Stein. There is no insider participation on the Compensation Committee.



Report of the Compensation Committee on Executive Compensation

     The following shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.


     The duties of the Compensation Committee (the "Committee") include approval of salary and other compensation arrangements for the Company's executive officers.

     The Company has established a compensation philosophy around the principle of having compensation reflect and reinforce the Company's strategic and operational goals and enhance long-term stockholder value. The Company's philosophy is to:

     o Attract, retain, reward and motivate executive officers and employees by aiming at compensation levels that are generally competitive with comparable organizations in industry;

     o   Align compensation with business objectives and performance;

     o Position compensation to reflect the individual's performance as well as the level of responsibility, skill and strategic value of the employee; and

     o Recognize the evolving organizational structure of the Company and directly motivate executives to accomplish results within their spheres of influence as well as foster a Company-wide team spirit.

     The Company intends to target its compensation programs to provide compensation opportunities that are perceived to be generally comparable to those provided by similar companies in its industry.

     During the fiscal year ended September 30, 1996, the Company retained a nationally prominent compensation consulting firm to assist in the creation of a formal Management Compensation Plan (the "Plan"). The Plan was adopted by the Committee and management compensation has been recast in accordance therewith. This Plan addresses three major elements: salary, bonus and long-term incentives. Each of these elements of compensation serves a unique role in meeting the Company's compensation objectives:

     o Salary forms the basic building block of the executive compensation program. It is the assured element of compensation that permits income predictability. In general, it is intended that salary levels be set at the competitive norm but that individual salaries may vary from that norm to reflect each executive's strategic value, experience, proficiency and performance.

     o The annual bonus plan is designed to play a number of roles in implementing the Company's compensation philosophy. Annual bonuses provide a direct pay-for-performance vehicle. The bonus plan also serves to focus executives on those activities that most directly affect shareholder value which are within their control and for which they should be held accountable. Therefore, it is intended that an annual bonus reflect performance of the respective operating unit, as well as the entire Company.

     o The long-term incentive program is also intended to play important roles in implementing the Company's compensation philosophy. It directly links executives' financial interests to the interests of the stockholder by tying a portion of their overall compensation to share price appreciation. It also acts as a motivation and reward system and as a device to attract and retain superior management talent.



Executive Officer Compensation

     In the fiscal year ended September 30, 1996, the Company underwent an enterprise-wide restructuring involving redirection and expansion of its market and its product orientation from a limited product and service provider to a broad-based global technology integrator meeting the needs of the global financial community.
     This placed the Company in a unique position as a "high-tech" company serving a particular niche in the financial industry where compensation opportunities often exceed those in general industry. That has made precise competitive compensation comparisons difficult to establish for some of the executive officer positions. Compensation decisions for the fiscal year ended September 30, 1996 were based on the following considerations:


     o Existing contractual compensation commitments for the four top executive officers;

     o   General industry compensation practices and levels where appropriate;

     o The criticality of the executives to the Company's current and future success;

     o The significance of the executive's compensation cost relative to its impact on the Company's financial success over the next few critical years; and


     o The maintenance, where practical, of internal compensation relationships that provide rationale and flexibility in organizational staffing.



Chairman and Vice Chairman Compensation

     Pre-existing employment contracts for these two executive officers stipulate that they receive equal amounts of salary and other compensation as Chairman and Vice Chairman. For the fiscal year ended September 30, 1996, the Committee approved an increase in the annual salary for each individual from $380,000 to $420,000. Neither bonus payments nor grants of long-term incentive compensation, in the form of option grants or otherwise, were made with respect to said fiscal year.

President and Chief Executive Officer Compensation

     The employment agreement for the President and Chief Executive Officer became effective December 3, 1995 (see "Executive Compensation - Employment Agreements"). It provided for a minimum annual salary of $300,000, an annual performance bonus to be determined by the Committee, a hiring (sign-on) bonus of $100,000 and a grant of stock options totaling 200,000 shares of which 50,000 shares were contingent upon the attainment of specified share price of the Company's stock. After evaluating the considerable achievements of the Company under Mr. Clontz's leadership during the fiscal year ended September 30, 1996, including the aforementioned enterprise-wide restructuring and the Company's growth in revenues and earnings (exclusive of start-up costs and network deployment expenses relating to the iXnet unit), the Committee awarded Mr. Clontz a performance bonus of $150,000 for that year.


Other Executive Officers' Compensation

     The Executive Vice President, Global Operations is compensated under an employment agreement which established a minimum annual salary of $200,000 and certain grants of the Company's Common Stock (see "Executive Compensation - Employment Agreements"). For the fiscal year ended September 30, 1996, the Committee approved an increase in annual salary to $250,000 and a bonus of $100,000. No option grants were awarded due to the stock grants provided under said agreement.

     The Executive Vice President, Global Sales receives compensation as specified by the Committee. For the fiscal year ended September 30, 1996, the Committee approved an increase in his annual salary to $220,000, awarded a bonus of $160,000 and a long-term incentive stock option grant of 100,000 shares.

     With respect to all Executive Officers and other Company management, except for the adoption of the aforementioned Plan, no new compensation plans were adopted nor were any such plans discontinued during the fiscal year ended September 30, 1996. The compensation actions for executive officers and other executives during the fiscal year ended September 30, 1996 were based on the considerations listed earlier in this report. Starting with the fiscal year ending September 30, 1997, such compensation actions will be governed by the new executive compensation plan which provides more formalized parameters and guidelines for determining salaries and annual and long-term incentive awards.


Federal Tax Considerations Under Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") disallows tax deductions for certain compensation paid by a public company to any executive officer named in its proxy statement compensation table to the extent such compensation exceeds $1 million in any year. None of those Company officers received taxable compensation from the Company in excess of $1 million in 1996 and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Company's executive officers in 1997. The Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year shall, if possible, defer all or a portion of his or her incentive compensation for such year to the extent necessary to avoid loss of the Company's tax deduction for such executive's compensation.

     No member of the committee is a current or former officer or employee of the Company.

                                               Respectfully submitted,

                                               Compensation Committee

                                               Peter M. Stein, Chairman
                                               Theodore J. Johnson
                                               Robert J. McInerney

                              PERFORMANCE GRAPH (1)

     The Company's Common Stock began trading on the Nasdaq Stock Market effective with the start of business on September 27, 1994. The following graph provides a comparison of 24-Month Cumulative Total Return among IPC Information Systems, Inc., the Nasdaq Stock Market - US Index and the Nasdaq Telecommunications Index, assuming $100 invested on September 26, 1994 in the Company's Common Stock or the respective Indices (including reinvestment of dividends). These indices are provided for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved and are not intended to forecast or be indicative of possible future performance of the Common Stock.



                 9/26/94  9/94  12/94  3/95  6/95  9/95  12/95  3/96  6/96  9/96

IPC Information    100    100    75     90    83    113   110   157   117   138
 Systems, Inc.

NASDAQ Stock       100    101   100    109   125    140   141   148   160   166
 Market - US

NASDAQ             100    102    94     98   108    121   123   130   134   125
 Telecommunications



        [THERE FOLLOWS A GRAPHIC REPRESENTATION OF THE PRECEDING TABULAR
                                  INFORMATION]

----------------
(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                                   MANAGEMENT



The Company's executive officers who are not also directors and their ages and positions, as of December 20, 1996, are as follows:



   Name                          Age      Position
   ----                          ---      ---------

   Jeffrey M. Gill                48      Executive Vice President, Global Operations

   Russell G. Kleinknecht         43      Executive Vice President, Global Sales

   Daliah Amar                    36      Vice President, Sales--Americas

   Hamish Henderson               38      Vice President, Sales--Europe, Middle East, Africa

   James Magruder                 51      Vice President, Marketing

   Gerald A. Starr                43      Vice President, Manufacturing & Engineering

   Daniel Utevsky                 46      Vice President, General Counsel/Corporate Secretary

   Richard A. Wolff               43      Vice President, I.T.S.



     JEFFREY M. GILL has served as Executive Vice President, Global Operations since August 1996 when the Company was restructured along functional lines. In this position, he is responsible for the Company's direct and distributor-based turret operations worldwide. Prior to that date he served as Chief Operating Officer of the Company since April 1992 and was responsible for all day-to-day operations of the Company worldwide. From April 1991 to April 1992 Mr. Gill was a consultant for developing and start-up companies. From January 1987 to March 1991 Mr. Gill served as President and Chief Operating Officer and was responsible for sales, marketing and field operations for trading systems products at the New York City office of British Telecom (CBP) Inc., a direct competitor of the Company and a United States subsidiary of British Telecommunications plc.


     RUSSELL G. KLEINKNECHT has served as Executive Vice President, Global Sales since August 1996 when the Company was restructured along functional lines. In this position, he is responsible for turret-related and network sales worldwide. From December 1995 he served as Executive Vice President of Global Business Development where he built the Company's organization addressing global customer needs. Mr. Kleinknecht also serves as Chairman of the Company's subsidiary, iXnet, helping to formulate this developing subsidiary's strategic direction and operational plans. From April 1994, he served as Vice President responsible for major account development. Prior to joining the Company, Mr. Kleinknecht was Executive Vice President of Kleinknecht Electric Company, an affiliated company. Mr. Kleinknecht is the cousin of Richard P. and Peter J. Kleinknecht.


     DALIAH AMAR has served as Vice President, Sales - Americas since September 1, 1996, responsible for the Company's sales activities in the Western Hemisphere. With 16 years experience in the telecommunications industry, Ms. Amar comes to IPC from BellSouth, where she was the founder and President of BellSouth Network Solutions, a network integration company specializing in consulting, design, product integration and implementation, management and support services. Her background includes extensive experience in voice and data networking, project management, sales, and in the start up of new organizations.

     HAMISH HENDERSON has served as Vice President Sales - Europe, Middle East, Africa (EMEA) since September 1996. He is responsible for sales of the Company's integrated service offerings to the EMEA region and for developing business with the Company's global customers. From 1994 to 1996, Mr. Henderson was Business Development Manager, Financial Services Sector for CSC Computer Sciences Corporation, Ltd., a technology services company specializing in strategic consulting, systems integration and outsourcing. From 1986 to 1994, Mr. Henderson was employed by Dow Jones Telerate, a real-time financial information services company, in a number of sales, marketing and product development positions in the UK and Scandinavia.


     JAMES L. MAGRUDER has served as Vice President, Marketing since September 1996. He is responsible for the traditional tactical marketing disciplines as well as for positioning the Company to achieve and sustain the leadership position in the industry. Prior to joining the company, from 1993 to 1996, Mr. Magruder served as Vice President of Marketing and Business Development for Orion Network Systems. From 1990 to 1993, Mr. Magruder served as Vice President of Marketing for network services at MCI.


     GERALD E. STARR has served as Vice President of Manufacturing and Engineering since February 1996. He is responsible for the management of all engineering and manufacturing of IPC Business Products. Since April 1995, he has also served as President of IPC Bridge, Inc., which acquired Bridge Electronics, Inc. Mr. Starr founded Bridge Electronics in 1987 and built it into the leading provider of digital open line speaker systems to the foreign exchange trading industry. Previously, Mr. Starr founded Turret Equipment Corporation (TEC) in 1980 and sold TEC to Tie Communications in 1984, where he remained until 1990.


     DANIEL UTEVSKY has been employed by the Company since July 1993 and has served as General Counsel and Corporate Secretary since May 1994. He is responsible for the Company's law department, coordination of legal policy in its relationship with all customers, suppliers, distributors and outside legal service providers. As Corporate Secretary he maintains the Company's and subsidiaries' corporate books and records. With 18 years in the telecommunications industry, including 13 years as an attorney, Mr. Utevsky was previously employed in legal and non-legal related capacities for five years with Northern Telecom Inc. and for six years with the City of New York Office of Telecommunications Control.


     RICHARD A. WOLFF has been employed by the Company since October 1991 when it was acquired from Contel Corporation. Since August 1996, when the Company's Information Transport Systems (I.T.S.) organization was established as a separate division, he has served as President, I.T.S. Previously, since 1991, under the Company's prior geographical organization, Mr. Wolff was VP, General Manager of the New York Metropolitan region. He was responsible for both sales and operations of turret and I.T.S. products and services within this region. Prior to the Acquisition, Mr. Wolff was employed by Kleinknecht Electric Company, a major electrical contractor in New York and an affiliate of the Company. He also previously worked as Director of Operations for Micrognosis, Inc., a developer of computer software for the financial industry.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information concerning all compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose annual salary and bonus for the fiscal year ended September 30, 1996 exceeded $100,000 in the aggregate.


                           Summary Compensation Table
                               Annual Compensation

                                       Fiscal                            Other Annual        All Other
Name and Principal Position            Year(1)  Salary(2)    Bonus       Compensation(3)   Compensation(4)
---------------------------            ----      ------      -----       ------------      ------------
Richard P. Kleinknecht                 1996      $420,000            --              --          $26,540
     Chairman (5)                      1995       380,000      $380,000              --           33,254
                                       1994       259,735        10,340              --           22,090

Peter J. Kleinknecht                   1996       420,000            --              --           13,200
     Vice Chairman (6)                 1995       380,000       380,000              --           17,800
                                       1994       429,667        10,340              --           10,200

Terry Clontz (7)                       1996       255,006       150,000        $100,000(8)        12,871
     President and Chief               1995            --            --              --               --
     Executive Officer                 1994            --            --              --               --

Jeffrey M. Gill                        1996       250,000       100,000(9)      477,536(9)        45,198
     Executive Vice President          1995       200,000       200,000(9)      380,000(9)        45,844
     Global Operations                 1994       200,192       326,006(9)      449,700(9)            --

Russell G. Kleinknecht (10)            1996       220,000       160,000              --           10,773
     Executive Vice President          1995       133,461       200,000              --            4,004
     Global Sales                      1994        53,846            --              --               --


--------------
(1) The Company became a reporting Company as of September 26, 1994. The Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act at any time during fiscal years prior to fiscal year 1994.
(2) Includes amounts, if any, deferred by the named individual for the period in question pursuant to Section 401(k) of the Code under the IPC Information Systems, Inc. Retirement Savings Plan and Trust (the "401(k) Plan").
(3) Does not include certain perquisites and other personal benefits, securities or property received by the Named Executive Officers when the aggregate value does not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(4) Consists of (i) premiums paid by the Company for term or other life insurance coverage under contracts affording the named individual dispositive control over the death benefit proceeds and (ii) amounts paid by the Company as matching and/or profit sharing contributions to the 401(k) Plan.
(5) Effective December 3, 1995, Richard P. Kleinknecht resigned as Chief Executive Officer, a position he had held since the Acquisition.

(6) Effective December 3, 1995, Peter J. Kleinknecht resigned as President, a position he had held since the Acquisition.

(7) Terry Clontz was employed by the Company as President and Chief Executive Officer as of December 3, 1995.
(8) Hiring (sign-on) bonus paid December 3, 1995, in accordance with
    Mr. Clontz's Employment Agreement.
(9) Consists of cash and stock bonuses paid in accordance with Mr. Gill's employment agreement.

(10) Russell G. Kleinknecht was employed on a full time basis by the Company in April 1994. Prior to this date, he was employed by Kleinknecht Electric Company, an affiliate company.

                              Employment Agreements

     The Company has entered into separate Employment Agreements with each of Richard P. Kleinknecht and Peter J. Kleinknecht setting forth the terms and conditions of their service to the Company as its Chairman and Chief Executive Officer, and Vice Chairman and President, respectively. (The Employment Agreements were amended, as of October 17, 1995 and effective December 3, 1995, whereby Richard P. Kleinknecht resigned as Chief Executive Officer and Peter J. Kleinknecht resigned as President and each consented to the appointment of Terry Clontz to the formerly held positions.) Each Employment Agreement is for an initial term of five years commencing on October 3, 1994 and converts to a rolling two-year term after the first three years. Pursuant to his Employment Agreement, each executive receives a base salary at the minimum annual rate of $380,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee of the Board of Directors (the "Committee"), in its discretion. As of October 1, 1995, the Committee approved an increase in the salary of each executive to $420,000 which, under the terms of the Employment Agreements, becomes the minimum annual base salary for the remainder of the term. In addition to standard benefits under the terms of the Company's generally applicable benefit plans, each executive's Employment Agreement provides for other fringe benefits including vacation, vehicle, and life insurance.

     Each executive's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, the executive is discharged under other circumstances or resigns following certain acts or failures to act by the Company, the Company is liable for additional payments, as contract damages, as follows: a lump sum payment equal to the present value of base salary and bonus payments that would have been made if his employment had continued for the remaining contract term; continued health, disability and life insurance coverage (or the monetary equivalent) for the remaining contract term; a lump sum payment equal to the value of additional benefits that would have accrued under the Company's qualified and non-qualified retirement plans if his employment had continued for the remaining contract term; and, at the executive's election upon surrender of all options, appreciation rights and restricted stock issued and outstanding to him, a cash payment in lieu thereof. If the aggregate amount of payments contingent on a change in control equals or exceeds three times the average compensation for the prior five years (the "Base Amount"), so called "golden parachute" taxes under Section 4999 of the Code (a nondeductible excise tax at the rate of 20% of the amount by which payments contingent on a change in control exceed the Base Amount) may be assessed. If termination occurs following a change in control of the Company under circumstances giving rise to a liability for so-called "golden parachute" taxes, each executive would be entitled to an additional cash payment to indemnify him against the expense of such taxes.

     The Company entered into an Employment Agreement with Jeffrey M. Gill, setting forth the terms and conditions of his service to the Company as its Chief Operating Officer. Mr. Gill and the Company entered into an amendment to his Agreement as of October 17, 1995, which provided for a modification to his title and duties. Mr. Gill's Employment Agreement is for an initial term which commenced on October 3, 1994 and will end September 30, 1997 and which converted to a rolling one-year term on September 30, 1996. Pursuant to his Employment Agreement, Mr. Gill will receive a base salary at the minimum annual rate of $200,000 and is eligible for an annual performance bonus in an amount determined by the Committee. Effective October 1, 1995, the Committee modified Mr. Gill's base salary to $250,000. Also pursuant to this Agreement, the Company has issued and will issue to Mr. Gill a total of 189,285 shares of Common Stock (30,000 shares were issued upon consummation of the offering, 31,857 shares were issued on each of June 1, 1995 and October 1, 1996 and the following three additional annual installments will be issued

                            Long-Term Incentive Plan

     =======================================================================
           Name                  Number of Shares           Date of Payout
     =======================================================================
         Jeffrey M. Gill             31,857               September 30, 1997
     -----------------------------------------------------------------------
         Jeffrey M. Gill             31,857               September 30, 1998
     -----------------------------------------------------------------------
         Jeffrey M. Gill             31,857               September 30, 1999
     =======================================================================
provided Mr. Gill is then in the Company's employ and makes payment to the Company of the par value of such shares). Mr. Gill's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, Mr. Gill is discharged under other circumstances, the Company is liable for additional amounts, as contract damages, as follows: one year's base salary; the continuation of future installments of Common Stock if, as and when such Common Stock would have been issued had Mr. Gill's employment been continued for the remaining contract term; and the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's officers and employees.



The Company has also entered into an employment agreement with Terry Clontz, as of October 17, 1995, setting forth the terms and conditions of his service to the Company as its Chief Executive Officer and President. Mr. Clontz's Employment Agreement is for an initial term which commenced on December 3, 1995 and will end December 2, 1997 and which automatically renews for subsequent one-year terms unless notice of non-renewal is given by either party. Pursuant to a resolution of the Board of Directors (Mr. Clontz abstaining both from discussion and voting thereupon) at a regular meeting held August 8, 1996, the Company has extended the term of Mr. Clontz's Employment Agreement to December 2, 1998. Pursuant to his Employment Agreement, Mr. Clontz will receive a base salary at the minimum annual rate of $300,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee. Mr. Clontz received a hiring bonus of $100,000 and is eligible for a residential loan in the amount of $150,000 upon contracting for the purchase of a primary residence in the New York area. Also pursuant to this Agreement, the Company issued to Mr. Clontz 150,000 Options to Purchase shares of the Company's Common Stock, exercisable at fair market value as of the date of grant (October 17, 1995), vesting in the following installments:

     ===================================================================
          Name            Number of Options        Date of Vesting
     ===================================================================
        Terry Clontz           16,667             December 2, 1996
     -------------------------------------------------------------------
        Terry Clontz           33,333             December 2, 1997
     -------------------------------------------------------------------
        Terry Clontz           50,000             December 2, 1998
     -------------------------------------------------------------------
        Terry Clontz           33,334             December 2, 1999
     -------------------------------------------------------------------
        Terry Clontz           16,666             December 2, 2000
     ===================================================================

provided Mr. Clontz is then in the Company's employ. Additionally, Mr. Clontz has received additional Options to Purchase shares of the Company's Common Stock which, contingent upon continued employment of Mr. Clontz by the Company, may be exercised as follows: (i) 25,000 shares at a share price of $25.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $40.00; and (ii) 25,000 shares at a share price of $40.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $60.00. Mr. Clontz's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, Mr. Clontz is discharged under other circumstances, the Company is liable for payment of base salary through the end of the then-current term of employment, but not less than twelve months of base salary.

                                Stock Option Plan
General Plan Information

     The Option Plan provides for the grant to certain officers and employees of options, stock appreciation rights ("SARs") and restricted stock. The Option Plan has been approved by holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a stockholders' meeting held on May 9, 1994. An amendment to the Option Plan, providing for an increase in the number of shares reserved for issuance, was approved by a vote of stockholders at the Annual Meeting of Stockholders held on February 14, 1996.

     The Compensation Committee administers the Option Plan. Subject to certain specific limitations and restrictions set forth in the Option Plan, the Committee has full and final authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

     The Company has reserved 1,579,337 shares of Common Stock for current and future issuance of stock options. Such Common Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares of Common Stock subject to awards under the Plan which are terminated, expire, forfeited or are canceled (for any reason other than the surrender of any such award upon exercise of a related SAR) without having been exercised in full, shall again be available for purposes of the Option Plan.

     The following table sets forth certain information with respect to options granted under the Option Plan during the fiscal year ended September 30, 1996 to the executive officers of the Company who are named in the Summary Compensation
Table:


                          Option/SAR Grants in Fiscal Year Ended September 30, 1996
---------------------------------------------------------------------------------------------------------------


                                                                                   Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                          of Share Price
                                                                                         Appreciation for
                                Individual Grants                                          Option Term
                                -----------------                               -------------------------------
           (a)                   (b)            (c)           (d)          (e)          (f)           (g)
                                             % of Total
                                              Options/
                              Number of         SARs
                             Securities      Granted to    Exercise
                             Underlying      Employees      or Base
                            Options/SARs     in Fiscal       Price     Expiration        5%           10%
          Name                 Granted          Year       ($/Share)      Date          ($)           ($)
          ----                 -------          ----       ---------      ----          ---           ---
Terry Clontz                 150,000 (1)        24%         $14.50      10/17/05     $1,367,846    $3,466,390
                              25,000 (2)         4%          25.00      10/17/05                      315,232
                              25,000 (3)         4%          40.00      10/17/05         0
                                                                                                       0
                                                                                         0
Richard P. Kleinknecht             0            --            --           --           --            --
Peter J. Kleinknecht               0            --            --           --           --            --
Jeffrey M. Gill                    0            --            --           --           --            --
Russell Kleinknecht          100,000 (4)        16%          14.50      10/17/05        911,897     2,310,927


-------------
(1) Consists of 150,000 options, exercisable at a share price of $14.50, contingent upon continued employment of Mr. Clontz by the Company and vesting as follows: 16,667 on December 2, 1996; 33,333 on December 2, 1997; 50,000 on December 2, 1998; 33,334 on December 2, 1999; and 16,666 on
     December 2, 2000.

(2) Consists of 25,000 vested options which, contingent upon continued employment of Mr. Clontz by the Company, may be exercised at a share price of $25.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $40.00.
(3) Consists of 25,000 vested options which, contingent upon continued employment of Mr. Clontz by the Company, may be exercised at a share price of $40.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $60.00.
(4) Consists of 100,000 options, exercisable at a share price of $14.50, contingent upon continued employment of Mr. Kleinknecht by the Company and vesting as follows: 16,666 on October 17, 1996; 33,333 on October 17, 1997; 33,334 on October 17, 1998; and 16,667 on October 17, 1999.

     The following table sets forth certain information with respect to options exercised under the Option Plan during the fiscal year ended September 30, 1996 by the executive officers of the Company who are named in the Summary Compensation Table:

                            Aggregated Option/SAR Exercises In Last Fiscal Year
                                  and Fiscal Year-End Option/SAR Values

-------------------------------------------------------------------------------------------------------------
                                                          Number of Securities
                                                         Underlying Unexercised        Value of Unexercised
                              Shares        Value        Options/SARs at Fiscal     In-the-Money Options/SARs
                             Acquired      Realized             Year-End                at Fiscal Year-End
                           on Exercise   on Exercise               (#)                         ($)
          Name                 (#)           ($)        Exercisable/Unexercisable   Exercisable/Unexercisable
          ----                 ---           ---        -------------------------   -------------------------
Terry Clontz                    0            --                 0/200,000                  $0/$900,000
Richard P. Kleinknecht          0            --                    --                          --
Peter J. Kleinknecht            0            --                    --                          --
Jeffrey M. Gill                 0            --                    --                          --
Russell G. Kleinknecht          0            --               2,333/104,667              $12,832/$625,669


                               Stock Purchase Plan
General Plan Information

     The Company adopted the IPC Information Systems, Inc. Employee Stock Purchase Plan ("Stock Purchase Plan") effective October 3, 1994. The Stock Purchase Plan is intended to enable eligible employees of the Company and its participating subsidiaries to purchase Common Stock of the Company and is intended to qualify as an "employee stock purchase plan under Section 423 of the Code. The Stock Purchase Plan is administered by the Company's Compensation Committee (the "Committee") which has full power to interpret the terms and adopt, amend and repeal the rules for implementing and administering the Stock Purchase Plan. The Company has reserved 526,813 shares for issuance under the Stock Purchase Plan (495,487 shares are reserved for future issuance after subtraction of 10,373 shares and 20,953 shares issued in respect of the 1995 and 1996 offering periods, respectively).

     Common Stock will be offered for sale pursuant to the Stock Purchase Plan during offering periods established by the Committee. The purchase price will be the lesser of 90% of the Fair Market Value on the last business day or 100% of the Fair Market Value on the first business day of the offering period, but not less than 85% of the lesser of the Fair Market Value on the date of grant or exercise of the purchase right. Employees participate in the Stock Purchase Plan through payroll deductions in an amount ranging from 1% to 10% of base pay. Otherwise eligible employees will not be granted a purchase right under the Stock Purchase Plan if, after grant of such purchase right, the employee would own shares, options or other rights to purchase 5% or more of the stock of the Company, or if the employee's rights to purchase under this and any other employee stock purchase plan would exceed $25,000 of stock in any calendar year. Unless a participant elects to withdraw from the Stock Purchase Plan, the participant will be deemed to have automatically exercised a purchase right on the last day of the offering period.

     Certificates issued under the Stock Purchase Plan may be subject to such transfer or other restrictions as the Committee may designate. Additionally, "affiliates" of the Company may be subject to restrictions on resale and executive officers, directors and 10% shareholders are subject to certain reporting requirements under Section 16 of the Exchange Act.

     Fifty-one employees participated in payroll deductions through the end of the 1995 fiscal year which resulted in the issuance of 10,373 shares of the Company's Common Stock after the conclusion of the offering period on December 29, 1995. Ninety-three employees participated in payroll deductions through the end of the 1996 fiscal year which resulted in the issuance of 20,953 shares of the Company's Common Stock after the conclusion of the offering period on December 31, 1996.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


     Richard P. Kleinknecht, the Company's Chairman, and Peter J. Kleinknecht, the Company's Vice Chairman, are controlling stockholders and executive officers of several other entities that do business from time to time with the Company and certain of its customers. These entities include Kleinknecht Electric Company, Inc., a New York company ("KEC-NY"), Kleinknecht Electric Company, Inc., a New Jersey company ("KEC-NJ"), both electrical services companies, and Humaco Leasing & Holding Corporation ("Humaco"), a tool and vehicle leasing company.

     As of October 1, 1993, the Company and KEC-NY entered into a 20-year contract with respect to a pool of field technicians and administrative employees, who are members of the International Brotherhood of Electrical Workers ("IBEW"), Local 3 and are utilized by either the Company or KEC-NY on an ongoing or per project basis. The Company and KEC-NJ also entered into a comparable 20-year agreement with respect to a similar pool of employees who are members of IBEW, Local 164T. The Company, KEC-NY and KEC-NJ have benefited from these arrangements by allowing each company to draw from a larger pool of field technicians and retaining the more highly trained and skilled technicians for a broader range of projects. KEC-NY and KEC-NJ are responsible for administering the payroll and related services for Company employees in these pools. The Company pays all such compensation and benefits by reimbursement to KEC-NY or KEC-NJ, as appropriate, plus an administration fee equal to 2.5% of such costs. Effective October 3, 1996, the parties agreed to amend this agreement to provide for a flat administrative fee of $50,000 per month (to be apportioned between KEC-NY and KEC-NJ for the period from October 1, 1996 through October 1, 1997. The total amounts paid by the Company for compensation and benefits under these arrangements in the fiscal years ended September 30, 1996, 1995 and 1994 were $54.9, $40.7 and $38.1 million, respectively. In addition, the Company paid $1.4, $1.0 and $0.9 million in the fiscal years ended September 30, 1996, 1995 and 1994, respectively, in related administrative fees.

     The Company, on the one hand, and KEC-NY and KEC-NJ, on the other hand, periodically subcontract certain work to one another. Amounts charged to these companies under subcontracts with the Company for the years ended September 30, 1996, 1995 and 1994 were approximately $1.0, $2.2 and $0.1 million, respectively, while amounts charged to the Company under subcontracts with these companies were approximately $0.7, $0.6 and $1.0 million, respectively.

     The Company, KEC-NY and KEC-NJ entered into a 20-year agreement dated as of May 9, 1994 with respect to corporate opportunities regarding electrical and communications cable infrastructures. KEC-NY and KEC-NJ have agreed not to bid for or accept any communications cabling jobs in competition with the Company, if the Company intends to bid or accept such work. The Company, which is not a licensed electrical contractor, has agreed to refrain from bidding for or accepting, without the consent of KEC-NY or KEC-NJ, opportunities that combine both electrical and communications cabling work. IPC has also agreed to continue to refer to KEC-NY and KEC-NJ certain electrical contracting bid opportunities which may arise.

     The Company has from time to time rented certain equipment from Humaco. During the years ended September 30, 1996, 1995 and 1994, approximately $0.9, $1.0 and $1.2 million, respectively, of equipment rentals were utilized. The Company, under month to month arrangements, has rented three facilities from entities controlled by Richard P. and Peter J. Kleinknecht. For the years ended September 30, 1996, 1995 and 1994, approximately $0.5, $0.5 and $0.6 million, respectively, of such lease expense was incurred.

     In consideration of Jeffrey M. Gill's acceptance of employment with the Company, Humaco lent him $100,000, with interest accruing at 8% per annum. IPC acquired the note from Humaco, on October 31, 1994, for $117,504, including accrued interest. As of September 30, 1996, the total amount outstanding under this loan (inclusive of accrued interest and net of repayments) was $34,396. In addition, the Company has made employee advances to Mr. Gill totaling $340,481, as of September 30, 1996.

     The Company lent Russell G. Kleinknecht $98,371, with interest accruing at 6% per annum. As of September 30, 1996, the total amount outstanding under this loan (inclusive of accrued interest) was $106,904. In addition, the Company has made employee advances to Mr. Kleinknecht totaling $140,000, as of September 30, 1996.


Contel Litigation

     Knight Ventures, Inc. ("KVI"), a company principally owned by Richard P. Kleinknecht and Peter J. Kleinknecht (the "Principal Stockholders"), and the former parent of the Company, agreed to settle its litigation with Contel Corporation ("Contel") covering, inter alia, the parties' respective liabilities for taxes, tax liens, tax assessments and tax warrants with respect to the Company, for periods prior to its acquisition from Contel.

     As of May 9, 1994, the Company, KVI and the Principal Stockholders entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities and certain related matters as a consequence of the Company's termination of its S Corporation status and initial public offering. In addition, the Company, KVI and the Principal Stockholders agreed, to the extent that either KVI or the Principal Stockholders receives any cash proceeds or other benefit in the form of a reduction in amounts payable to Contel, as a consequence of a judgment in the aforementioned action or the settlement thereof, they will pay to the Company the lesser of (i) such benefit; or (ii) the amount paid by the Company for taxes and related charges in connection with the action, plus the amount of any expenses incurred by the Company following the consummation of the Company's initial public offering for pursuing such litigation.

     As of May 15, 1996, Contel, KVI, the Principal Stockholders and the Company (although not a party to the litigation) entered into the aforementioned settlement agreement and mutual releases. In connection with this settlement agreement, KVI has executed, and the Principal Stockholders have guaranteed, a one year note payable to the Company in the amount of $1,300,000, with interest at 7% to fulfill obligations under the Tax Agreement.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS



     The Board of Directors has appointed Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending September 30, 1997, and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand has audited the Company's financial statements since 1991. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Coopers & Lybrand L.L.P.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.
----------------------------------------------------------------

                                  OTHER MATTERS

     As of the date of this Proxy Statement, management does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must have been received by the Company no later than September 22, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of the Company's Common Stock are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership at the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates.

     Form 3s are required to be filed within ten days after the event by which an individual becomes a reporting person. Form 4s are required to be filed within ten days after the end of the reporting month. Form 5s are required to be filed on or before the forty-fifth day after the end of the issuer's fiscal year. Based upon information available to it, the Company's management believes that all Form 3s, Form 4s and Form 5s required to be filed during the fiscal year ended September 30, 1996 were filed on a timely basis.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report to Stockholders for the year ended September 30, 1996, containing financial statements as of September 30, 1996 and September 30, 1995, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Coopers & Lybrand L.L.P. whose report thereon appears in the Annual Report. An additional copy of the Annual Report will be promptly furnished without charge to stockholders upon request.

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 1996 with the SEC. Stockholders may obtain a copy of such annual report (excluding exhibits) by writing to Investor Relations Dept., IPC Information Systems, Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005.

            TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL
                 MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN
                       THE ACCOMPANYING PROXY CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.

                                        By Order of the Board of Directors

                                        Daniel Utevsky
                                        Vice President
                                        General Counsel and Corporate Secretary

New York, New York
January 24, 1997

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                      [THIS PAGE INTENTIONALLY LEFT BLANK]

        [LOGO]



                          IPC INFORMATION SYSTEMS, INC.
                                Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005

          This Proxy is solicited on behalf of the Board of Directors.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 24, 1997, hereby appoints Daniel Utevsky and Kevin Esposito (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of IPC Information Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of IPC Information Systems, Inc. to be held at 10:00 a.m. on Friday, February 14, 1997 at The Chase Manhattan Bank, 270 Park Avenue (11th Floor Conference Center), New York, New York and at any adjournment or adjournments thereof.

                (continued, and to be signed, on the other side)

                          IPC INFORMATION SYSTEMS, INC.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.       Please mark
If no direction is made, this proxy will be voted FOR Proposals 1 and 2.           _______________                 [X]your votes
                                                                                      COMMON                          as shown.
1. Election of Directors.
   FOR all nominees listed             WITHHOLD AUTHORITY                                 INSTRUCTION:  To withhold authority
   below (except as marked           to vote for all nominees                        to vote for any named nominee strike a line
      to the contrary):                 listed below:                                through the nominee's name in the list below:
         __                                __
        |  |                              |  |                                               Robert J. McInerney   Peter M. Stein
        |__|                              |__|

2. Proposal to ratify the appointment of Coopers & Lybrand
   as independent auditors:
                              FOR   AGAINST   ABSTAIN
                              __      __        __
                             |  |    |  |      |  |
                             |__|    |__|      |__|

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     [LOGO]








                IPC Information Systems, Inc., Wall Street Plaza,
                       88 Pine Street, New York, NY 10005

                     Tel: (212) 825-9060 Fax: (212) 344-5106